Exhibit 99.1

Identification of the subsidiary which acquired the security being reported on by the parent holding company or control person.

Each of Takeda Pharma A/S and Takeda GmbH is an indirect wholly-owned subsidiary of Takeda Pharmaceutical Company Limited.